Exhibit 99.1

For Immediate Release:

TaxMasters Improves Customer Response Times—Significantly Beating Out IRS Phone Queue Delays

TaxMasters Improves Average Call Answer Speed by 56 Percent – Even as It Sees an

 Increase in Customer Calls in Q2 2010

HOUSTON—August 17, 2010—With its strong commitment to customer service, TaxMasters, Inc. (OTC Bulletin Board: TAXS), the IRS tax relief company and a leading provider of tax representation services, improved its overall customer service response times in the second quarter of 2010 compared with the first quarter of 2010, while at the same time handling a 2 percent increase in customer call volume.

“Many of our customers are feeling the heat from the IRS—some of them are facing wage garnishments and impending liens on their bank accounts, so we feel very strongly that we respond as quickly as we can,” said Reneé Miller, VP of tax services at TaxMasters. “Not only did we install a new phone system, but we worked with our customer service teams to ensure that we had the best procedures in place allowing us to respond quickly and supply people with the services they need right away.”

The national taxpayer advocate and USA Today reported in January 2010 that the most serious tax problem facing taxpayers is finding someone at the IRS to pick up the phone. In 2009, the IRS answered only 64 percent of calls after an average wait of over eight minutes. For the first six months of 2010, TaxMasters answered 94 percent of calls from existing clients with an average wait of only 23 seconds.

After implementing a Cisco Unified Communications system in late 2009, TaxMasters can now more closely monitor its inbound and outbound call volumes. During the first quarter of 2010, 92.3 percent of existing TaxMasters clients who called the company spoke to a TaxMasters representative within 32 seconds.

During the second quarter of 2010, 96 percent of existing TaxMasters clients who called the company spoke to a TaxMasters representative within 14 seconds, a 56 percent reduction in client wait time over the first quarter. This improvement in call answer time is especially significant because the total number of calls from existing clients was up 2 percent.

About TaxMasters, Inc.

TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, is the first publicly traded tax representation firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers a full suite of services and counsel to taxpayers across the country facing seemingly insurmountable tax problems, and relief from substantial federal tax debt. Tax services from TaxMasters include IRS consultations, tax return preparation, settlement analysis, and assistance with IRS automated collections, Revenue Officer involvement and collection due process.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned tax consultants ready to counsel and assist every day people with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Visit TaxMasters’ blog at http://www.txmstr.com/blog/

Forward-Looking Statements

Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Investors/Media:

Suzanne McGee
(212) 651-4225